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                                 EXHIBIT 99.2


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                                                  May 22, 1996


     To Our Shareholders:

     Carver Corporation has entered into a non-binding agreement in principal with Renwick Capital Management ("Renwick"), a New York based investment fund which, if consummated, would provide for the infusion of up to approximately $3.5 million in capital. This is the latest development in a process that began in January 1995 when the Company's Board of Directors began to investigate strategic alternatives to improve the Company's market position and enhance shareholder value. These alternatives included strategic relationships, outside investment and the potential sale or merger of all or part of the Company.

     As part of this strategy, we completed the sale of the Company's Professional Product Line in November 1995 and concluded a distribution agreement with Circuit City in December 1995. After operating for most of 1995 under severe cash constraints, the sale of the Professional Product Line provided the Company with much needed cash and allowed it to focus its activities solely on its Consumer Products Line. With over 350 retail outlets, Circuit City offers the Company potentially greater sales and heightened national brand awareness.

     To capitalize on the opportunities available to it and to sustain continuing operations, the Company is dependent upon obtaining substantial additional working capital immediately. At April 30, 1996, the Company had borrowed approximately $1.9 million of the approximately $2.0 million then available under its revolving line of credit of which the Company is required to pay down $250,000 by May 31, 1996. Furthermore, we believe that the Company's trade creditors and sourced product vendors may not allow the Company to significantly delay payment and that our major suppliers may change payment terms to require prepayment of letters of credit which would further restrict our working capital and delay our ability to produce and source products. Available sources of working capital are not sufficient to fund operations. As a result the Company has not paid certain invoices nor met certain other financial commitments and the Company believes that it is unlikely that it will be able to satisfy a number of its financial obligations in May 1996 without obtaining additional capital. If this continues to occur, the Company's projected sales for 1996 will decrease materially.

     As a result, the Company has developed an operating plan designed to return the Company to profitability and has been actively seeking additional working capital to finance this turnaround for the past several months. These efforts culminated early this month in the execution of the agreement in principal with
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     Renwick for an equity investment (the "Proposed Financing"). The agreement in principal contemplates that the Company will sell to Renwick or its affiliates up to 1,411,764 shares of Convertible Preferred Stock (the "Preferred Stock") and five year warrants to acquire up to 300,000 shares of Common Stock (the "Warrants"). The Proposed Financing is to be made over a 90 day period in three tranches each consisting of 470,588 shares of Preferred Stock and warrants to purchase up to 100,000 shares of Carver Corporation Common Stock. The price of the Preferred Stock would be $2.125 per share and each share of Preferred Stock will be convertible at any time at the option of the holder into one share of Common Stock, subject to certain potential antidilution adjustments to be triggered by the issuance of additional shares of Common Stock at less than the lesser of the then current market price or $2.125. The Preferred Stock will be entitled to an 8% compounding annual dividend payable quarterly. In the first year such dividend will be paid with shares of Common Stock. In years two and three (the Preferred Stock will automatically be converted into Common Stock on the third anniversary of issuance, thereby terminating the accruing dividend) the Company has the option of paying the dividend either in cash or with shares of Common Stock. If paid with Common Stock, the number of shares will be based on the greater of $2.125 per share or the average of the closing bid prices for the Common Stock for the 30 days prior to the dividend payment date. The Preferred Stock will entitle the holders to one vote for each share of Common Stock into which the Preferred Stock is convertible. The size of the Company's board will be increased to up to seven and the holders of the Preferred Stock will be entitled to elect two representatives to the board. Certain actions by the Company, such as a merger or liquidation, the sale of substantially all of its assets, payment of dividends, amendment of the Company's articles of incorporation, the issuance of additional securities or the incurrence of certain indebtedness, will require the approval of at least a majority of the Preferred Stock. The Agreement in Principal also contemplates that the investors will have preemptive rights to subscribe for additional shares issued by the Company and rights to have the Company register shares of Common Stock issued upon conversion of the Preferred Stock or exercise of the Warrants.

     The exercise price of the Warrants will be $1.50 per share of Common Stock, if exercised from the date of the closing of the Proposed Financing (the "Closing") through the date two years from the date of Closing, $1.75 for the next year, $2.00 for the next year, and $2.125 for the final year, again subject to certain potential antidilution adjustments. The number of shares of Common Stock potentially issuable upon conversion of the Preferred Stock and exercise of the warrants (assuming no antidilution adjustment becomes necessary) are 1,411,764 and 300,000, respectively, for a potential cumulative total of 1,711,764. These represent 38.3%, 8.1% and 46.4% of the 3,687,080 shares of Common Stock outstanding at March 26, 1996, respectively. The

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     number of shares of Common Stock which might be issued in payment of the mandatory dividend cannot be determined at this time as such number will vary with the market price of the Common Stock.

     Closing of the Proposed Financing is subject to completion by Renwick to its satisfaction of business and legal due diligence review of the Company, negotiation and approval by Renwick and the Company of definitive agreements and the absence of any material adverse changes in the business or financial condition of the Company. The Company and Renwick have targeted closing for the first week of June, but there can be no assurance closing will actually occur.

     The foregoing is a summary of the Agreement in Principal. A complete copy of the Agreement in Principal has been filed with the Securities and Exchange Commission with a Current Report on Form 8-K.

     By virtue of the fact that the Company's common stock is traded on the Nasdaq National Market , the Company is required to seek shareholder approval prior to the sale of additional shares of common stock equal to 20% or more of its outstanding common stock at a price which may be less than current book or market value. However,applicable regulation provides that the NASD may grant an exemption from this shareholder approval requirement if (i) the delay of securing shareholder approval would seriously jeopardize the financial viability of a company, (ii) the company's audit committee expressly approves the company's reliance on such an exception and (iii) the company mails to its shareholders not later than 10 days before issuance of the new securities a letter alerting them to its omission to seek shareholder approval that would otherwise be required. On May 10, 1996, the Audit Committee of the Board of Directors of Carver Corporation expressly approved reliance on the exception to the shareholder approval requirements of the NASD By-Laws and the NASD has also approved reliance on the exception.

     This letter serves as notice of the Company's omission to seek shareholder approval in connection with the proposed issuance of securities to Renwick.

     We believe that the proposed transaction with Renwick is in the best interest of the Company and its shareholders.

     CARVER CORPORATION

     /s/ Stephen M. Williams

     Stephen M. Williams
     President & CEO

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